AGREEMENT FOR SALE OF DEBENTURES OF
                            NAL FINANCIAL GROUP, INC.


         This Agreement is made and entered into by and between the undersigned selling debenture holder ("Seller") and Conseco, Inc. ("Buyer").

                                    RECITALS

         A. The Seller is the present holder of certain convertible debentures of NAL Financial Group, Inc. (the "Company") in the face amount of $2,250,000 (the "Debentures").

         B. Seller desires to sell, and the Buyer desires to purchase, the Debentures subject to the terms, provisions and conditions as hereinafter provided.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants contained herein, and each act pursuant thereto the parties agree as follows:

         1. On the fifth business day immediately following the expiration of the waiting period under the Hart-Scott-Rodino Act (the "Closing Date"), with respect to a filing made by Buyer or its affiliates in connection with this proposed transaction (the "Filing Approval"), the Seller shall sell and the Buyer shall purchase all of the Debentures subject to the conditions hereinafter stated.

         2. This transaction is subject and conditioned upon obtaining the Filing Approval no later than October 23, 1997. In the event such Filing Approval is not obtained by October 23, 1997, the obligation of the Buyer and the Seller hereunder shall terminate without any need for further act by the parties. In addition, the following conditions must be satisfied prior to the Closing Date, unless waived by Buyer:

                  (a) There shall have been no material adverse change in Company's business as of August 19, 1997 and the Company shall not have filed for bankruptcy protection under the United States Bankruptcy Code.

                  (b) The Buyer shall obtain agreements of the other holders of the Company's outstanding convertible debt to sell to the Buyer such convertible debt.

                  (c) The Buyer shall have obtained any required approval of the transfer of the Debentures from the Company, and any other party whose approval is required to preclude the acceleration of indebtedness of the Company.

         3. The purchase price ("Purchase Price") for the Debenture shall be $1,800,000, notwithstanding the face amount or principal and interest balance thereof. The Closing shall take place at the offices of counsel to the Company, Buchanan Ingersoll, in Philadelphia on the Closing Date ("Closing"). The Buyer shall provide the Seller prior written notice of the Closing Date of at least five (5) business days prior to the Closing Date. At Closing, Seller shall deliver to the Buyer the original Debentures, duly endorsed by an assignment without recourse and such other instruments, in form and substance satisfactory to the Seller, as the Buyer shall deem necessary to transfer such ownership of the Debentures. On the Closing Date, Buyer shall deliver to Seller by wire transfer in immediately available funds the full amount of the Purchase Price in accordance with the payment instruction provided by Seller to Buyer.

         4. The following shall be conditions to Seller's obligations to sell hereunder:


                  (a) At Closing, the Company amend those certain warrants dated September 12, 1996, issued to Kane & Co., as nominee for Merrill Lynch Convertible Fund, Inc., in the amount of 34,375 shares of common stock of the Company, and issued to Bridge Rope & Co., as nominee for Merrill Lynch World Income Fund, Inc., in the amount of 28,125 shares of Common Stock of the Company, so as to provide a strike price being adjusted to one hundred percent (100%) of the closing bid price of the Company's common stock, as reported on the principal exchange or automated quotation system upon which the Company's common stock trades, on the day of the Filing Approval, to comply with, and in lieu of, any further adjustment right in Section 11.5 of the Warrants; and

                  (b) At Closing, the Company shall provide any required consent to the transfer of the Debenture and waive any requirement for an opinion of counsel to be provided of Seller (unless Buyer or Company provides such opinion).

         5. Seller represents and warrants on the date hereon and as of Closing, as follows:

                  (a) Seller will be the sole owner of the Debentures, which shall not be converted prior to Closing on the date hereof and as of Closing, and each of such Debentures shall be free and clear of the liens, encumbrances, claims of others and transfer restrictions of any kind;

                  (b) Seller has full power and authority to sell the Debentures to the Buyer in accordance with the provisions hereof;

                  (c) This Agreement is a valid and binding obligation of the Seller, enforceable in accordance with its terms, and the execution and performance of this Agreement by the Seller will not result in any violation of or be in conflict or constitute a default under any contract, agreement, instrument, judgment, decree or other indenture to which Seller is a party or by which Seller otherwise is bound;

                  (d) No persons, corporations or other entity has, nor as a result of the transactions contemplated hereby will have, any right, interest, or valid claim against the Seller, the Buyer or the Company for the commission, fee or other compensation as a finder or broker or any similar capacity arising out of any action taken by Seller; and

                  (e) The Seller is a sophisticated seller with respect to the Debentures, has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Debentures, and has independently, without reliance upon the Buyer, and based upon such information as it deemed appropriate, made its own analysis and decision to enter into this Agreement, and the Seller acknowledges and agrees that the Buyer may possess material information with respect to the Company not known to the Seller (the "Buyer Information"), that the Seller has not requested the Buyer Information and the Buyer shall have no liability to the Seller with respect to the non-disclosure of the Buyer Information.

         6. The Buyer hereby represents and warrants as follows on the date hereof and as of the Closing:

                  (a) This Agreement is a valid and binding obligation of the Buyer, enforceable in accordance with its terms, and the execution and performance of this Agreement by the Buyer will not result in any violation of or be in conflict with or constitute a default under any contract, agreement, instrument, judgment, decree or other indenture to which the Buyer is a party or by which the Buyer otherwise is bound;

                  (b) No person, corporation or other entity has, nor as a result of the transactions contemplated hereby will have, any right, interest or valid claim against the Seller, the Buyer or the Company for any commission, fee or any other compensation as a finder or broker or in any similar capacity arising out of any action taken by the Buyer;

                  (c) The Buyer has the power and legal right to buy the Debentures from the Seller in accordance with the provisions hereof;

                  (d) To the Buyer's actual knowledge, no proceedings are pending against the Buyer before any court, arbitrator, or administrative or governmental body, which would have a material adverse effect on any action taken or to be taken by the Buyer under this Agreement;

                  (e) The Buyer is a sophisticated buyer and an accredited investor within the meaning of Rule 501 of the Securities Act of 1933 with respect to the Debentures, has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Debentures, and has independently, without reliance upon the Seller, and based upon such information as it deemed appropriate, made it own analysis and decision to enter into this Agreement, and the Buyer acknowledges and agrees that the Seller may possess material information with respect to the Company not known to the Buyer (the "Seller Information"), that the Buyer has not requested the Seller Information and the Seller shall have no liability to the Buyer with respect to the non-disclosure of the Seller Information;

                  (f) The Buyer has made such examinations, reviews and investigations of the facts and circumstances necessary to evaluate the purchase of the Debentures as the Buyer has deemed necessary or appropriate;

                  (g) The Buyer has made its own credit determination and analysis based upon such information as the Buyer deemed sufficient to enter into this Agreement and not based on any statements or representations by the Seller, except for those statements and representations expressly set forth herein;

                  (h) The sale of the Debentures hereunder is made without recourse, representation or warranty of any kind, except for those representations and warranties expressly set forth herein;

                  (i) No "Benefit Plan", as such is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, is purchasing any interest in the Debentures;

                  (j) No consents, notices filings, approvals or authorizations on behalf of the Buyer are required to be made to or with or received from any person or governmental body for the sale of the Debentures and the consummation of the transactions contemplated by this Agreement except as may be referenced in the conditions of this Agreement; and

                  (k) The Buyer is purchasing the Debentures for its own account and the Buyer is not purchasing the Debentures for resale in a manner that violate applicable securities laws, provided that this subsection 6(k) shall not limit the ability of the Buyer to sell, assign or transfer the Debentures, in whole or in part, in accordance with applicable law, the Debentures and this Agreement.

         7. Each of the Seller and the Buyer acknowledge and represent and warrant to each other that (a) neither party has made any representation or warranty, either express or implied, of any character, except for those representations and warranties expressly set forth herein, and (b) upon Closing the sale of the Debentures to the Buyer is irrevocable.

         8. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior understandings and agreements concerning the subject matter hereof. This Agreement may only be modified or amended in writing.

         9. This Agreement may be executed in counterparts, each one of which shall constitute one and the same agreement and each one of which shall be deemed an original. This Agreement may be executed and delivered via facsimile.

         10. Each of the Seller and the Buyer shall bear its own costs and expenses in connection with the closing of the transactions contemplated by this Agreement.

         11. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision contained in this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         12. Neither the Seller nor the Buyer may assign this Agreement or any of their rights or obligations under this Agreement without the prior written consent of the other party, which consent shall be given in the sole discretion of such party; provided, however, that Buyer may transfer this Agreement to any of its wholly owned subsidiaries provided that such transferee assumes all obligations, representations and warranties herein, and provides Seller with reasonable evidence that transferee complies with all representations and warranties in Section 6 hereof.

         13. This Agreement shall be construed in accordance with and be governed by the law of the State of New York. Each of the Seller and the Buyer hereby irrevocably consents to the nonexclusive jurisdiction of the United States Court for the Southern District of New York and the courts of the State of New York located in the City of New York in any action to enforce, interpret or construe any provision of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                              CONSECO, INC.



                                              By: /s/ NGAIRE E. CUNEO
                                              __________________________________
                                              Printed: Ngaire E. Cuneo
                                              Title: Executive Vice President

                                             "BUYER"


                                              MERRILL LYNCH WORLD INCOME
                                                  FUND, INC.



                                              By: /s/ DANIEL LUCHANSKY
                                              __________________________________
                                              Printed:  Daniel Luchansky
                                              Title:  Vice President